Exhibit 10.1

SUBLICENSE AGREEMENT No. SJV-01082014-01

Road Town	1 May, 2015

Janor Enterprises Limited, company, duly incorporated in British Virgin Islands, registration number 1606379, having its registered office at the address: Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands, represented by the Director Maria Zanti acting by virtue of the Articles of Association, acting on the basis of the Charter, hereinafter referred to as the “Licensor”, on the one part, and

QPAGOS Corporation. A company duly incorporated and registered in the State of Delaware located at The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801., represented by Chief Executive Officer, Gaston Enrique Pereira, acting by virtue of the Charter hereinafter referred to as the “Licensee”, on the other part, hereinafter collectively referred to as the Parties and separately a Party.

The Licensor and the Licensee have concluded this License Agreement (hereinafter – “Agreement” or “License Agreement”) as follows:

1. Terms and Definitions

1.1. «Computer Program» (or the «Program») means the following Computer Programs:

1.1.1. «RG Payment Switch» (registration number 2013612131),

1.1.2. «RG Processing» (registration number 2013612133),

1.1.3. «RG Kiosk» (registration number 2013612132)

the right to use of which shall be transferred in accordance with this Agreement.

1.2. «Localization of the Program» means the performance of the works in order to ensure the Programs’ functioning (the Programs’ adaptation and decompillation), and the Programs’ installation on the Equipment.

1.3. «Territory» means the territory of Mexico, where the rights to the Program shall be used in accordance with the present Agreement.

1.4. «Result» means any intellectual property, including any addition, alteration, program updating, derivative or composed creation, obtained in the process of the Program usage according to the terms of this Agreement.

1.5. «Equipment» means the computer equipment, the servers, the payment terminals and any other equipment that the Licensee has at his disposal and that is set (placed) within the Territory and that is being used for acceptance of payments.

1.6. Acceptance of payments means receipt of money from individuals for the purposes of their fulfillment of monetary obligations to different suppliers as merchandise payments (service payments, payments for work) in the Territory with the use of the Equipment for the purposes of their fulfillment of monetary obligations to mobile operators registered in the Territory.

2. Subject of Agreement

2.1. The Licensor shall grant the simple rights (hereunder – “Rights”) to use the Program within the Territory to the Licensee on the terms of this Agreement.

Rights under this Agreement are subject to the conditions of the Present agreement.

The conditions for obtaining exclusivity described in the Article 2.10 of the Present agreement.

2.2. The Licensee is entitled to use the Rights to the Program only in the following ways:

1) make alterations to the Program only for the Programs’ functioning on the Licensee’s Equipment and perform actions, which are necessary for the Programs’ functioning in accordance with their functionality, as well as to perform recording and memorizing, as well as to make correction of conspicuous errors;

2) make a copy of the Program, provided that such copy is made only for backup and archive purposes or for change of the legally acquired copy of the Program in case when such copy was lost, destroyed or became unusable;

3) to examine, investigate and test the Programs’ functioning for determining the ideas and principles, which any element of the Program is based on;

4) to reproduce the Program;

5) to modify the Programs only within the frames of Localization of the Programs, though the Licensee shall not be entitled to make alterations affecting the operational stability and integrity of the Programs, in the nuclear structure of the Programs, in particular, database structure, finance module, procedure in charge of payments and funds accounting.

2.3. Rights specified in the item 2.2. of the present Agreement, provided to the Licensee from the date specified in item 2.7 of the present Agreement.

2.4. The Licensee shall be entitled to transfer to the third parties the Rights to use only the Program «RG Kiosk» (registration number 2013612132) under the sublicense agreement within the Territory provided the Licensee sends an advance written notification to the Licensor within reasonable time. The Licensee shall be liable to the Licensor for the actions of the third parties (hereinafter – “Sublicensees”).

2.5. The Program shall be applied by the Licensee solely pursuant to its functional intended use stated in the Specification (Annex No.1 hereto) and within the specified Territory.

2.6. The Licensee shall accept the copy of Program - in the source code format or in object code format by downloading the Program from the resource indicated by the Licensor in the Acceptance Report by entering the login and password provided by the Licensor, as well as to pay the Fee pursuant to the terms hereof.

2.7. The term for which the Licensor provides the Licensee with the Rights to use the Programs is 10 (ten) years from the date mentioned under the Preambule of the Present Agreement. In case of non-fulfillment of obligations to pay for Works on localization under the item 6.1. of the Localization contract № Contract No. SJV - 2014 on 01.08.2014 (Annex № 3) till 31.12.2015, this License Agreement shall not enter into force.

The term of license shall be subject to automatic renewal for an additional ten year term so long as the Licensee has not breached or violated any of the terms of this Agreement and at the time of the termination of the initial ten year term, the Licensee will have at least 7,000 terminals or kiosks or a combination thereof in operation in Mexico.

2.8. The Licensor reserves all the exclusive rights to the Result. The Licensee has the right to use the Result in the ways and during the term, provided in the present Agreement. The Compensation of the Licensor for providing the Licensee with the right to use the Result is included in the general fee rate specified in item 3.1 of the present Agreement.

2.9. The Licensee is not entitled to sell, resell and license the received Result; including to utterly and completely publicly disclose or publish the Result; to reverse engineer or attempt to reverse engineer the Result, except to the extent permitted by the applicable law or by this Agreement; to derive or attempt to derive any personally identifiable information from the data contained in the Result or allow a third party to do any of the above; or knowingly use the Result in a manner that creates any cause of legal action against the Licensor or a liability on the part of the Licensor.

2.10. The Licensor agrees that neither it nor any subsidiary, parent, entity under common control with the Licensor or any entity affiliated with the Licensor shall install a terminal and/ or kiosk or that incorporates the Program or technology that mentioned in the item 1.1. of the present Agreement; provided, however, that if at any time after the five year anniversary of the date of execution of this Agreement the Licensee does not have in operation at least 3,500 kiosks or terminals or a combination thereof in Mexico, the restrictions on the Licensor set forth in this Section 2.10 shall terminate until such time, if any, that the Licensee has at least 3,500 terminals or kiosks or a combination thereof in operation in Mexico.

The abovementioned right granted to the Licensee is subject to the payment in the amount not less then 50,000 USD per every year since the date of signing the Present Contract for the IT Works and Services in accordance of terms of IT agreement, that should be sign at the same date as the Present Agreement.

In case the Licensor will not receive such order on the abovementioned amount the remaining hours of Works and Services (the rate is not less than 65 dollars per hour) will be transferred to the next year. The remains of the abovementioned hours carried over each year during 5 years. After that all the accumulated hours of Works and Services will be expired and is not transferred to the next years.

In case of non-payment of abovementioned Fee the exclusivity provisions cease to apply and continues to operate non – exclusive license.

The fee set in item 2.10. of the Agreement, shall not include taxes applicable in the territories of the Licensor’s and the Licensee’s incorporation.

3. Amount and Procedure of Fee Payment

3.1. The overall fee payable by the Licensee for the Rights granted by the Licensor pursuant to this Agreement shall amount to 1000 (one thousand) USD for 10 (ten) years: 100 (one hundred) US Dollars (further referred as “Fee”) per year.

The fee set in item 3.1. of the Agreement, shall not include taxes applicable in the territories of the Licensor’s and the Licensee’s incorporation.

3.2 The Licensee shall pay the Fee in the following order:

- For the first year - 100 (one hundred) US Dollars must be paid in 10 (ten) days after enter of the present License agreement in force in accordance the item 2.7. of the present agreement.

- For the subsequent (9) nine years - 100 (one hundred) US Dollars must be paid every year in advance no later than December;

3.3. The Licensee’s obligations to pay the Fee shall be deemed duly fulfilled on the date of placing of the whole amount of the Fee into the Licensor’s bank account specified in section 12 hereof.

3.4. All settlements hereunder shall be effected by a wire transfer.

3.5. The Licensee shall be granted with the Rights to use the Computer Program for the period specified in item 2.7. herein on condition of the fulfillment by the Licensee of its obligations set out in items 2.7 and 3.1 and 5.2.1.

4. Essential Terms for Granting of Rights to Use the Programs

4.1. The Licensor shall provide the Licensee with the Rights to use the Program within 10 (ten) calendar days upon fulfillment of the obligation specified in item 3.2 herein by the Licensee.

The fact of providing the Licensee with the Rights and access to use the Program shall be confirmed by the Acceptance Report made according to form specified in Annex 2 hereto (hereinafter “Acceptance Report”). The relevant documents confirming the Licensor’s title to the Program shall be attached to the Acceptance Report.

4.2. The Licensor shall be deemed to have duly performed its obligations on transfer of the Rights to use the Program from the date of signing of the Acceptance Report by the Parties.

4.3. All data related to the Program shall be studied by the Licensee at the moment of signing of the Acceptance Report. If any discrepancies are detected the Parties shall make a relevant report with the list of those specifying procedures and terms of remedy thereof.

5. Guarantees

5.1. The Licensee is aware of the most important functional features of the Program; after signing of the Acceptance Report, provided there was no disagreements on behalf of the Licensee, the Licensee shall bear the risk of nonconformity of functional features of the Program to its intentions and needs.

5.2. The Licensor warrants the granting of the Rights to use the Program to the Licensee in the manner, by the dates and in the scope provided for by this Agreement free from any rights of the third parties pursuant to the applicable law.

5.2.1 The Licensor further warrants it has not granted to any other person any Rights in the Programs as a licensee in Mexico, nor shall it do so without the prior agreement from licensee, except for of licensed subsidiaries of Licensee. This item has the power only in the case of fulfillment of the item 2.10.

5.2.2 The use of the intellectual property as contemplated by the sublicense does not infringe upon or violate the patents, trademarks, tradenames, trade secrets or copyrights of anyone, nor has either Licensor received any notice of any infringement thereof. None of the intellectual property being sublicensed is being contested or infringed upon;

5.2.3 Licensor has the full right and power to sublicense the intellectual property;

5.2.4 Licensor has the exclusive right to bring actions for the infringement of, and has taken all actions and made all applicable applications and filings required to perfect and protect their interest and proprietary rights in, all of the intellectual property;

5.2.5 Licensor has no present or future obligation or requirement to compensate any person with respect to any of the intellectual property, whether by the payment of royalties or not, or whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition whatsoever of any of the intellectual property;

5.2.6 The ownership, production, marketing, license, lease, use or other disposition of any product or service presently being licensed or leased by Licensor to any person, including Licensee hereunder, does not and will not violate any license or agreement of Licensor with any person or infringe any right of any other person;

5.2.7 None of the present or former employees of Licensor own directly or indirectly, or has any other right or interest in, in whole or in part, any of the intellectual property;

6. Rights and Obligations of the Parties

6.1. The Licensee shall have a right to:

6.1.1 gain access to the Program and use the Program in accordance with the present Agreement;

6.1.2. Offer changes to be introduced in the Licensor’s Program;

6.1.3. To introduce changes into the Program, not effecting the integrity of the Program;

6.1.4. To sublicense its Rights to the Program exclusively to its Mexican subsidiary Qpagos, S.A.P.I. DE C.V., for any other companies only with the previous written agreement with the Licensor;

6.2. The Licensee shall be obliged to:

6.2.1. pay the fee in the manner and by the dates provided for by the Agreement;

6.2.2. ensure the confidentiality of commercial and technical information received when performing this Agreement;

6.2.3. Provided, there are no disagreements, sign the Acceptance Report within 10 (ten) business days from the date of its receipt from the Licensor;

6.2.4. inform the Licensor about any alteration of its details stated herein and in annexes hereto, as well as of any decisions of the Licensee affecting its liquidation, reorganization as a legal entity within 7 (seven) business days from the moment of alteration or decision;

6.2.5. Use the granted Rights within the limits provided for by this Agreement;

6.2.6. Upon the Licensor’s request by the term not exceeding 10 (ten) business days, provide the Licensor with information on concluded sublicense agreements specifying the Sublicensee’s identification data.

6.3. The Licensor shall have a right:

6.3.1. Request information from the Licensee on the concluded sublicense agreements, providing the identity data of the Parties of the sublicense agreements.

6.4. The Licensor is obliged to:

6.4.1. grant the Rights to use the Program to the Licensee in the manner and by the dates provided for by this Agreement;

6.4.2. provide the Licensee with the rights to use the Software updates developed by the Licensor on the additional conditions determined by the Parties.

6.4.3. To immediately provide to the Licensee the rights to use the updates of the Program. The cost of providing such rights is included in the Fee, set in item 3.1. of the Agreement.

6.4.4. To notify the Licensee about the changes in the Licensor’s payment details, address, contacts, indicated in the present Agreement and on any decisions with regards to its liquidation, reorganization within 7 (seven) working days from such decision (changes).

6.4.5. Provide the Acceptance report to the Licensee within 3 (three) business days, after full payment of the Localization Works according item 2.7. of the present Agreement.

6.5 Infringement

Licensor shall indemnify and hold Licensee free and harmless against any claim, liability, demand, loss, expense, cost or damage (including attorneys' fees) arising out of any charge of patent, trademark, copyright or trade secret infringement or unfair competition or trade practice resulting from the marketing, licensing or using of the Rights by Licensee in accordance with the terms and provisions of this Agreement. Licensor shall have an obligation to enforce, at its sole expense, any Rights to the extent licensed hereunder against infringement by third parties and shall notify Licensee in writing in advance of all such enforcement efforts. In the event that Licensor does not file suit against or commence and conclude settlement negotiations with a substantial infringer of Rights within ninety (90) days of receipt of a written demand from Licensee that Licensor bring suit, then Licensee shall have the right, at its own expense, to enforce any Rights licensed hereunder on behalf of itself and Licensor. Any damages or other recovery from an infringement action undertaken by Licensee shall be the sole property of Licensee.

During the term of this Agreement, Licensor shall be responsible for filing, prosecuting and maintaining rights to the Program at Licensor’s expense with due input from Licensee.

7. Liability of the Parties

7.1. For nonperformance or improper performance of obligations hereunder the Parties shall be liable pursuant to the legislation of the British Virgin Islands.

7.2. In case of breach by the Licensee of the obligations provided by the present Agreement, the Licensor has the right to postpone the transferal of the rights to the Program for as long as the Licensee continues violate his obligations under the Agreement.

7.3. In case of the Licensee’s breach and/or improper performance of the conditions of the Agreement the Licensor gives the Licensee a written notice of termination of this Agreement. If within 30 (thirty) consecutive days from the date the Licensee received the written notice on the termination of breach of the conditions of this Agreement the Licensee shall cure the infringements specified in this notice. Otherwise the Licensor shall have the right to terminate this Agreement unilaterally in accordance with civil procedures and revoke the license, sending a written notice to the Licensee to the contact details given in section 12 of the Agreement. The date specified on the official post document confirming the receipt of the notice by the Licensee shall be considered as the date of termination of this Agreement.

7.4. In cases when the Licensee does not perform (or performs poorly) its obligations under the present Agreement, the Licensor sends a written notification to the Licensee with a requirement to stop the infringement. If, in that case, the Licensor suffers any damages, the Licensor is entitled to demand a proper compensation from the Licensee.

7.5. The recovery of any fines and penalties, as well as raising the claim to compensate losses shall be the right, but not the obligation and shall be exercised by the Parties at their sole discretion.

7.6. Before exercising the right to recover losses or damages the Party the rights of which have been infringed shall serve a respective notice to the other Party. If within 10 (ten) business days the defaulting Party fails to take any actions for curing the breaches, the claim for applying sanctions provided for by this Agreement and the applicable law may be served by the Party.

7.7. The payment of penalties and compensation of losses shall not relive the Parties from the proper performance of undertaken obligations hereunder.

8. Exemption From Liability

8.1. Neither Party shall be liable for nonperformance or improper performance of its obligations if the proper performance was impossible due to the circumstances of insuperable force, i.e. extraordinary and insuperable circumstances in the said conditions which arose after the conclusion of this Agreement.

8.2. The occurrence and length of extraordinary and insuperable circumstances shall be confirmed in written form by the competent state authorities of the territory where such circumstances have occurred.

9. Confidentiality

9.1. The Licensee shall keep in secret the information regarding to the Program disclosed to the Licensee in accordance with this Agreement (including all specifications and methods) and any other information of a confidential nature (including but not limited to any information about the Licensor’s activity) (hereinafter “Confidential information”).

9.2. The Licensee shall not provide, transfer (except for the cases when such provision is directly prescribed by the applicable laws), or otherwise disclose to third parties such Confidential information.

9.3. The Licensee as well as his employees, representatives, agents shall keep the Licensor’s Confidential information in secret and shall not provide, use, transfer, publish or disclose the Confidential information to third parties without the prior written permission of the Licensor.

9.4. The Licensee shall compensate any Licensor’s losses, suffered by the latter as a result of failure by the Licensee as well as his employees, representatives, agents to in secret the Confidential information in accordance with the applicable legislation.

9.5. The confidential information may be submitted to the competent state authorities in the cases and in the manner provided for by the current legislation of that country within which there arose the need of submission that will not result in the origin of liability for its disclosure.

9.6. The information shall not be deemed confidential if there is free access to that information on a legal basis and the Party being the information owner does not take necessary steps to protect its confidentiality.

10. Procedure of Dispute Resolution and applicable law

10.1. The Parties shall take all steps in order to solve disputes and disagreements which may arise out of this Agreement or in connection with the same by way of negotiations.

10.2. Any Party shall, upon receipt of the claim from the other Party within the 20 (twenty) days, be obliged to satisfy the requirements raised in the claim or to give a reasonable refusal. In the event the arisen dispute is not settled by the claim procedure within 60 (sixty) days from the moment of claim receipt, the disputes shall be resolved by High Court of the British Virgin Islands in accordance with the applicable law.

10.3. The Parties have agreed the applicable law hereunder shall be the legislation of the British Virgin Islands.

11. Miscellaneous

11.1. The Parties may terminate this Agreement at any time by mutual consent in writing. In case of termination or term expiration of this Agreement the Licensee shall return the carrier, in which the Programs were provided, not later than the date notified by the Licensor in writing, and delete all copies, delete keys and codes received by the Licensee to use the Programs, and perform other actions specified by the Licensor. The Licensee shall not use the Programs in the future.

11.2. The Licensee hereto agree during the term of the Agreement, as well as within three years after the completion of the Agreement shall not create conditions or vacancies for transition of employees of the Licensor involved in the implementation of this Agreement. In the case of employment of employee of Lisensor by the Licensee (affiliated person), who participated in the implementation of this Agreement, the Present agreement will be canceled.

11.3. All amendments and supplements hereto shall be valid if made in writing, executed with the addendum, annex hereto, signed by the authorized persons of the Parties and sealed. They are the integral part of this Agreement.

11.4. The business day within the framework of this Agreement shall include any calendar day, which is not a day off or a holiday pursuant to the current legislation of the British Virgin Islands.

11.5. This agreement is made in 2 counterparts equally valid, one for each of the Parties.

11.6. The following documents shall be attached to this Agreement, which are its integral part:

Annex No. 1 - Specification;

Annex No. 2 – Form of Rights Acceptance Report.

Annex No. 3 – Contract No. SJV - 2014 on 01.08.2014

12. Addresses, Details, Signatures and Seals of the Parties.

Licensor:

Registration number:

Registered address: Trident Chambers,

USD account number:

Account name:

Bank: AP

Bank Address:

SWIFT:

Correspondent Bank:

Correspondent Bank Address:

SWIFT CODE:

USD account number of Correspondent Bank:

Directors

/ Maria Zanti /

Licensee:

Registration number:

Registered address:

Bank requisites:

USD account number:

Account name:

Bank:

Bank address:

SWIFT:

Chief Executive Officer

/Gaston Enrique Pereira /

Annex No. 1

To the Sublicense Agreement No. SJV-01082014-01

as of «01» July 2015

SPECIFICATION

№	Name, functionality of the Program

1	Program «RG Payment Switch» is designed for transfer of payments to the providers of the goods (works, services). The Program is a web interface for receipt of payment, SDK for creating payment gateways, realization of different periodical tasks; formation of registrars, organization of comparison, works with PIN codes suppliers, payments division and issuance of change. The Program includes a Web-service for managing and monitoring, as well as educational component for gateway creation.

2

Program «RG Processing» is designed processing and counting of clients’ payments, collected through different devices of payment collection system for the providers of goods (works, services).

The Program allows to execute financial control of the balances of the terminals owners, to form statistical reports, provides services of monitoring of payment collection system and the state of the terminals.

Through collected data and client certificates, the Program provides access for counteragent to the predefined necessary information based on the role model (the access rights and functionality are limited by the role of the counteragent in the Program).

3

Program «RG Kiosk» is designed for the performance of payments through payment collection equipment, functioning in the automatic regime (self-service kiosks). The Program provides the necessary customary interface and necessary functions: formation of payment data; exchange of data with the processing center; uploading of advertisement content; documents printing to confirm the receipt of payment; incrassation service; support of the self-service kiosks; automatic updates.

Licensor:

Directors

/ Maria Zanti /

Licensee:

Chief Executive Officer

/Gaston Enrique Pereira /

Annex No. 2

To the Sublicense Agreement No. SJV-01082014-01

as of «01» July 2015

FORM OF ACCEPTANCE REPORT

Acceptance Report

under the Sublicense Agreement No. SJV-01082014-01

as of «01» July 2015 (hereinafter – the “Agreement”)

«__» ________ 2015

Janor Enterprises Limited, company, duly incorporated in British Virgin Islands, registration number is 1606379, having its registered office at the address: Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands, represented by the Director Maria Zanti acting by virtue of the Articles of Association, hereinafter referred to as the “Licensor”, on the one part, and

Qpagos, S.A.P.I. DE C.V. company, duly incorporated in Mexico City, registration number QPA 131 106 6H7, having its registered office at the address: Paseo de la Reforma 404 Piso 15 Col. Juarez, Mexico City, represented by Chief Executive Officer Gaston Enrique Pereira, acting by virtue of the Charter hereinafter referred to as the “Licensee”, on the other part, hereinafter collectively referred to as the Parties and separately a Party.

have entered into the present Acceptance report of the following:

1. From the date of this Report by both Parties the Licensor provides and the Licensee accepts and gains an access to the use of the following Programs:

1.1.1. «RG Payment Switch» (registration number 2013612131),

1.1.2. «RG Processing» (registration number 2013612133),

1.1.3. «RG Kiosk» (registration number 2013612132).

2. As of the date of signing of this Report by both Parties the obligation of the Licensor to provide the Licensee with the Rights to use the Program according to the Agreement shall be deemed duly fulfilled.

3. Under this Report the Licensor has transferred the copies of Program as follows:

3.1. by providing an access to download the Program from the resource __________________________ by entering the login and password placed in the envelope by the Licensor.

4. The Licensee starts using the Rights to the Program from the date of this Report.

5. The Licensee has checked all data related to the granted Rights and the Program. No discrepancies have been detected.

Customer:

Chief Executive Officer

/Gaston Enrique Pereira/

Contractor:

Director	Maria Zanti/ L.S.